Exhibit 99.1

American Rebel Supports Metro Nashville Police Department’s 30th Annual Toy Parade in collaboration with Boswell’s Harley-Davidson - American Rebel Light Beer Featured at Nashville’s Scoreboard Opry Bar & Grill Afterparty

Nashville, TN, Nov. 05, 2024 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB) (“American Rebel” or the “Company”), creator of American Rebel Light Beer ( americanrebelbeer.com ), and a designer, manufacturer, and marketer of branded safes, personal security and self-defense products and apparel, supported the after-party at Scoreboard Opry Bar & Grill ( scoreboardopry.com ) at the conclusion of Metro Nashville Police Department’s 30 th Annual Toy Parade in collaboration with Boswell’s Harley-Davidson. The toy parade serves as the main fundraising event for MNPD’s Christmas Basket Program, which is in its 63 rd year.

“What a great event for Rebel Light to Stand Tall, Stand Proud and Be Loud ,” said Andy Ross, Chief Executive Officer of American Rebel Holdings, Inc.. “American Rebel Light Beer was the featured beer at Scoreboards for the after-party of this great annual toy parade. Bikers love our beer and we love bikers and we couldn’t more proud to be supporting this great effort by the MNPD which will deliver food and toys to Nashvillians on Christmas Eve morning. Last year’s toy parade raised over $67,000 and over 30 years they have raised over $1,000,000.”

“Middle Tennessee is loaded with great and caring motorcycle riders,” said Bubba Boswell, president of Boswell’s Harley-Davidson. “This event shows the community our passion for an outstanding cause. We are proud that our organization and the Metro Police Department have partnered together for three decades to make a difference for families in need.” The MNPD said that over 200 families will receive surprise gifts this year.

Bill Davidson, a descendant of the founding family of Harley-Davidson Motorcycles, was the grand marshal for the Saturday toy parade.

American Rebel Beer’s Tennessee distributor, Best Brands, Inc., arranged the featured beer commitment at Scoreboard Opry as the first of many supporting events for American Rebel Light Beer in Tennessee. “Big bars, live music, great people and a great cause,” said Andy Ross. “A perfect event for America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer.”

Scoreboard Opry Bar & Grill is located at 2408 Music Valley Dr. across from the Gaylord Opryland Resort & Convention Center and the Grand Ole Opry in the Music Valley Drive entertainment district in Nashville.

American Rebel Light Beer is produced in partnership with AlcSource, the largest integrated provider of beverage development, sourcing, and production solutions in the U.S. American Rebel Light Beer is a Premium Domestic Light Lager.

For an updated list of locations featuring American Rebel Light, visit americanrebelbeer.com.

To make a donation to Metro Nashville Police Department Charities click on Donate.

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About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) operates primarily as a designer, manufacturer and marketer of branded safes, personal security and self-defense products, and American Rebel Beer ( americanrebelbeer.com ). The Company also designs and produces branded apparel and accessories. To learn more, visit americanrebel.com. For investor information, visit americanrebel.com/investor-relations.

About Best Brands, Inc.

Best Brands, Inc. is a leading distributor of wines, spirits and beer, with four primary coverage areas of western Tennessee, middle Tennessee, southeastern Tennessee and northeastern Tennessee. Best Brands is a major force in the Tennessee market with an experienced management team and a sales staff second to none. Best Brands’ people’s devotion to promoting and growing their brands, both on-premise and off-premise, separates them from their competition.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include continued increase in revenues, actual size of Best Brands, Inc., actual sales to be derived from Best Brands, Inc., implied or perceived benefits resulting from the Best Brands, Inc. agreement, actual launch timing and availability of American Rebel Beer in additional markets, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2022. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

info@americanrebel.com

James “Todd” Porter
American Rebel Beverages, LLC

tporter@americanrebelbeer.com

Investor Relations:

Brian M. Prenoveau, CFA

MZ Group – MZ North America

areb@mzgroup.us

561-489-5315

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